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Exhibit 3.12

CERTIFICATE OF INCORPORATION

OF

E W KALKIN, INC.

To:	The Secretary of State State of New Jersey

        Pursuant to the provisions of the New Jersey Business Corporation Act, the undersigned, being a natural person of at least 21 years of age and acting as the incorporator of the corporation hereby being organized thereunder, certifies that:

        FIRST:    The name of the corporation (hereinafter called the "corporation") is

E W KALKIN, INC.

        SECOND:    The corporation is organized to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act, and, in addition, and without limiting the generality of the foregoing, for the following purpose or purposes:

        To engage in the department store business and in therewith to sell, distribute, buy, import and export, manufacture and warehouse any and all kinds of goods and commodities. To engage in the purchase, sale, import, export, manufacture and warehousing of any and all linens, domestics, draperies, home furnishing and more specifically but not limited to the following items:

        Bedspreads of all description, draperies, blankets of all descriptions, qualities and types including electric blankets, comforts of all descriptions, qualities and types including electric comforts, dust ruffles, bed pillows of all descriptions, sheets and pillow cases, terry towels—all sizes, terry bath cloths, terry bath mats with or without additional products attached, terry bath sheets, terry beach sheets, dish towels, hand towels, dish cloths and scrub cloths, comforter and blanket covers, pillow tickings, ironing board covers and sets, laundry bags, mattress pads, mattress covers, kitchen and bathroom sponges, shower curtains and sets, shower curtain hooks, storage bags for closet use, dress bags, suit bags, blanket bags, shoe bags, toaster and other accessory covers, thermo bags, rugs of all types and sizes, bath mat sets, hassocks (including storage hassocks), table cloths—fabric, table cloth sets—fabric, table cloths—plastic, place mats and sets, cloth napkins, fancy guest towels, scarves for home use, doilies, sheet sets and pillow case sets, bridge sets, table pads, lace table cloths, towel sets, gift sets such as apron Sets, mat sets, bar-b-que sets, etc., aprons to match linen items, tailored curtains, ruffled curtains, cafe and tier curtains, valances and canopies, cottage curtains, draperies, throw pillows, slipcovers for indoor furniture, slipcovers for outdoor furniture, pads for outdoor furniture and pads for beach use.

        To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

        To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings arid other works and any interest or right therein; to take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell assign, transfer dispose of, and generally deal in and with, as principal, agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

        To apply for, register, obtain, purchase, lease, take. licenses in respect of or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under arid to introduce, sell, assign, mortgage, pledge or otherwise dispose of, and, in any manner deal with and contract with reference to:

                (a)    inventions, devices, formulae, processes and any improvements and modifications thereof;

                (b)    letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trademarks, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

                (c)    franchises, licenses, grants and concessions.

        To have all of the powers conferred upon corporations organized under the New Jersey Business Corporation Act.

        THIRD:    The aggregate number of shares which the corporation shall have authority to issue is 100 shares, all of which are without par value, and all of which are of the same class.

        FOURTH:    The address of the initial registered office of the corporation within the State of New Jersey is Bergen Mall Shopping Center, Route Number 4, Paramus, New Jersey; and the name of the initial registered agent at such address is Eugene W. Kalkin.

        FIFTH:    The number of directors constituting the first Board of Directors of the corporation is two; and the name and the address of the persons who are to serve as the first director

NAME	ADDRESS
Eugene W. Kalkin	Bergen Mall Shopping Center Route Number 4 Paramus, New Jersey
Stanley C. Lesser	c/o Helfand & Lesser 2 West 45th Street New York, New York 10022

        SIXTH:    The name and the address of the incorporator is as follows:

NAME	ADDRESS
Michael H. Jahrmarkt	c/o Helfand & Lesser 2 West 45th Street New York, New York 10022

        SEVENTH:    For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its shareholders or any class thereof, as the case may be, it is further provided:

          1.    The management of the business and conduct of the affairs of the corporation, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal officers of the corporation, shall be vested in its Board of Directors.

          2.    A majority of the entire Board of Directors of the corporation shall constitute a quorum for the transaction of business except that the By-Laws may prescribe a lesser proportion, consistent with the provisions of the New Jersey Business Corporation Act, in the event of a vacancy or vacancies in the entire Board.

          3.    One or more or all the directors of the corporation may be removed for cause by the shareholders by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of directors; and one or more or all of the directors may be removed without cause by like vote of said shareholders. The Board of Directors shall have the power to remove directors for cause and to suspend directors pending a final determination that cause exists for removal.

          4.    In the interim between annual meetings of shareholders or of special meetings of shareholders called for the election of directors, newly created directorships may be filled by the Board of Directors.

          5.    The corporation is hereby authorized to lend money to, or guarantee any obligation of, or otherwise assist, any officer or other employee of the corporation or of any subsidiary, whether or not such officer or employee is a director thereof, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected tom benefit the corporation.

          6.    The corporation shall have the power, to the full extent permitted by the New Jersey Business Corporation Act, to indemnify each corporate agent as the term "corporate agent" is defined by said Act.

          7.    Except as otherwise provided by the New Jersey Business Corporation Act, any action required or permitted to be taken at a meeting of shareholders by the New Jersey Business Corporation Act, the certificate of incorporation, or the by-laws of the corporation may be taken without a meeting upon the written consent of less than all the shareholders entitled to cast at least the minimum number of votes which would be required to take such action at a meeting at which all shareholders entitled to vote thereon were present. In the event of such written action, prompt notice of such action shall be given to all shareholders who would have been entitled to vote upon the action if such meeting were held, and the written consents of the shareholders consenting thereto shall be filed within the minutes of proceedings of shareholders.

        EIGHTH:    No holder of any of the shares of any class of the corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the corporation which the corporation proposes to issue or any rights or options which the corporation proposes to grant for the purchase of shares of any class of the corporation or for the purchase of any shares, bonds, securities, or obligations of the corporation which are convertible into or exchangeable for, or which carry any rights, to subscribe for, purchase, or otherwise acquire shares of any class of the corporation; and any and all of such shares, bonds., securities or obligations of the corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

        NINTH:    The duration of the corporation is to be perpetual.

        Signed on August 11, 1975.

/s/ MICHAEL H. JAHRMARKT Michael H. Jahrmarkt, Incorporator

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CERTIFICATE OF INCORPORATION OF E W KALKIN, INC.